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                                                            EXHIBIT NO. 99.11(b)



                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 2-68918 of MFS Series Trust VII of our report dated January 3, 1997 appearing in the annual report to shareholders for the year ended November 30, 1996 of MFS Value Fund, a series of MFS Series Trust VII, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP



Boston, Massachusetts
March 24, 1997